Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-255491 on Form S-1 of our report dated March 19, 2021 (May 14, 2021 as to the effects of the reverse stock split discussed in Note 14), relating to the financial statements of TScan Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 12, 2021